Exhibit 10.4

September 21, 2010

David Ko

Re:    Offer of Employment by Zynga Game Network Inc.

Dear David:

I am very pleased to confirm our offer to you of employment with Zynga Game Network Inc., a Delaware corporation (the “Company”), in the position of Senior Vice-President. You will initially report to the Company’s Chief Executive Officer, Mark Pincus. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary.

Your starting salary will be two hundred thousand dollars ($200,000) per year and will be subject to periodic review and adjustment in accordance with the Company’s then-current policies.

2. Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement in the form attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, the agreement concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

4. Zynga Stock Units. Subject to approval of the Company’s Board of Directors, you will be eligible to receive an award of Zynga stock units (ZSUs) with respect to one million two hundred fifty thousand (1,250,000) shares of the Company Class A Common Stock. ZSU awards will be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan, as amended (the “Plan”), and an ZSU agreement between you and the Company in a form approved y the Board. The right to receive shares of Class A Common Stock upon settlement of an ZSU award will be subject to continued service and contingent upon an initial public offering of the Company’s Class A Common Stock or a sale of the Company, in accordance with the terms and conditions of the Plan and the ZSU agreement and subject to compliance with applicable securities laws.

Employment Offer

5. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

6. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

7. Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this offer, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

8. Acceptance. Your start date will be November 1, 2010. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Employment Offer

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

ZYNGA GAME NETWORK INC.

/s/ Colleen McCreary
Colleen McCreary, Chief People Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ David Ko	Date signed:	11/1/10
David Ko

Attachments:

Exhibit A	Employee Invention Assignment and Confidentiality Agreement